Exhibit 21.2

List of Subsidiaries

Hercules Technology SBIC Management, LLC

Hercules Technology II, L.P.

Hercules Technology III, L.P.

Hercules Technology IV, L.P.

Hercules Technology Management Co II Inc.

Hercules Technology Management Co III Inc.

Hercules Technology Management Co V Inc.

Hercules Funding II, LLC

Hydra Ventures LLC

Hydra Management LLC

Hydra Management Co., Inc.

Hercules Technology I, LLC

Hercules Technology II, LLC

Spa Chakra Acquisition Corp

Spa Chakra SBIC Management Corp

Spa Chakra Trademark LLC